Exhibit (b)(2)


                     ADVANTAGE ADVISERS MULTI-SECTOR FUND I

        AMENDMENT NO. 1 TO THE BY-LAWS OF ADVANTAGE ADVISERS MULTI-SECTOR
                                     FUND I

         AMENDMENT NO. 1, dated as of October 21, 2008 to the By-Laws of Advantage Advisers Multi-Sector Fund I (the "Trust") dated as of August 14, 2001 (as heretofore amended, the "By-Laws").

         The following provision, having been duly adopted by the Board of Trustees of the Trust pursuant to Section 6.1 of the By-Laws, is hereby included in and made a part of the By-Laws as Section 1.6 of Article I thereof:

                  1.6      ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS AND
                           PROPOSALS.
                           -----------------------------------------------------

                           (a) Nominations of individuals for election as Trustee and the proposal of other business to be considered by the Shareholders at any meeting of Shareholders may be properly brought before a meeting of Shareholders only as set forth in this Section
                           1.6. Nominations of individuals for election as Trustee and the proposal of other business to be considered by Shareholders at a meeting of Shareholders may be properly brought before the meeting (i) pursuant to the Board of Trustee's notice of a meeting of Shareholders given pursuant to
                           Section 10.3 of the Declaration, (ii) otherwise by or at the direction of the Trustees, or (iii) by a Shareholder who was a Shareholder at the time of giving the notice provided for in this Section 1.6 and at the time of the meeting of Shareholders, who is entitled to vote at the meeting and who complies with the terms and provisions set forth in this
                           Section 1.6. Clause (iii) of this Section 1.6(a) shall be the exclusive means for a Shareholder to properly make nominations or bring other business (other than matters brought in conformity with Rule 14a-8 promulgated under the Exchange Act and included in the Board of Trustee's notice of a meeting of Shareholders given pursuant to Section 10.3 of the Declaration) before a meeting of Shareholders.

                           (b) For nominations of individuals for election as Trustee or other business to be properly brought before any meeting of Shareholders by a Shareholder pursuant to this Section 1.6, a Shareholder must have given timely notice thereof in writing to the President of the Trust and such other business must otherwise be a proper matter for action by Shareholders.

                           (c) To be timely, a Shareholder's notice must set forth all of the information required under this
                           Section 1.6(c) and must be delivered to the President of the Trust at the principal executive offices of the Trust not later than the close of business on the 7th day following the date on which the Board of Trustees gives notice of a meeting of Shareholders pursuant to Section 10.3 of the Declaration. A Shareholder's notice must set forth:


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                                    (i) as to each individual whom the
                                    Shareholder proposes to nominate for
                                    election as Trustee, such person's name, age, business address, residence address and all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, including such individual's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected;

                                    (ii) as to any other business that the
                                    Shareholder proposes to bring before the meeting of Shareholders, a description of such business, the reasons for proposing such business at the meeting of Shareholders and any material interest in such business of such Shareholder, including any anticipated benefit therefrom;

                                    (iii) as to the Shareholder giving notice, the name and record address of such Shareholder and the number of Shares which are directly or indirectly owned beneficially or of record by such Shareholder;

                                    (iv) as to the Shareholder giving notice and, to the extent known by such Shareholder giving notice, as to any individual whom the Shareholder proposes to nominate for election as Trustee, whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to the Trust or its Shares within the past six months by, or is in effect with respect to, such Shareholder giving notice or any individual whom the Shareholder proposes to nominate for election as Trustee, the effect or intent of which transaction is to mitigate loss or manage risk or benefit relating to Share price changes for, or to increase or decrease the voting power of, such Shareholder giving notice or individual whom the Shareholder proposes to nominate for election as Trustee;

                                    (v) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the nominee for election as Trustee or the proposal of other business on the date of such Shareholder's notice; and

                                    (vi) as to the Shareholder giving notice, a representation that such Shareholder intends to appear in person or by proxy at the meeting of Shareholders to nominate the individuals named in its notice or bring such other business before the meeting of Shareholders.

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                           (d) Shareholders may only make nominations of
                           individuals for election as Trustee at a meeting of Shareholders at which Trustees are to be elected pursuant to the Board of Trustees' notice of meeting given pursuant to Section 10.3 of the Declaration.

                           (e) The chairman of the meeting of Shareholders shall determine whether nominations of individuals for election as Trustee or the proposal of other business has been properly brought before the meeting of Shareholders pursuant to this Section 1.6. If the chairman of the meeting of Shareholders determines that such nomination or proposal of other business was not properly brought before the meeting of Shareholders pursuant to this Section 1.6, such nomination shall be disregarded or such other business shall not be transacted.

         IN WITNESS WHEREOF, Advantage Advisers Multi-Sector Fund I has caused this Amendment No. 1 to the By-Laws to be executed by its duly authorized officer as of the day and year first above written.

                                      ADVANTAGE ADVISERS MULTI-SECTOR FUND I



                                      By:
                                         --------------------------------
                                         Bryan E. McKigney
                                         Chief Executive Officer and President




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